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                                                                    EXHIBIT 11
                                                                      For 10 Q

THE LOEWEN GROUP INC.

COMPUTATION OF PER SHARE EARNINGS
EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS

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
                                                                      Three months ended
                                                                           March 31
                                                                    ---------------------
                                                                     2000         1999
                                                                    -------    ----------
BASIC
  Net earnings (loss)                                               $22,799      $ 6,927
  Less: Provision for preferred share dividends                       2,270        2,182
                                                                    -------      -------
  Net earnings (loss) attributable to Common shareholders            20,529        4,745
                                                                    =======      =======

  Weighted average shares outstanding                                74,145       74,061

  Basic earnings (loss) per share                                   $  0.28      $  0.06
                                                                    =======      =======

FULLY DILUTED
  Net earnings (loss) attributable to Common shareholders           $20,529      $ 4,745
  Add: imputed earnings from dilutive options, net of tax effect        299            0
                                                                    -------      -------
  Fully diluted net earnings (loss)                                 $20,828      $ 4,745
                                                                    =======      =======

  Weighted average shares outstanding                                74,145       74,061
  Shares issuable upon assumed conversion of dilutive options         3,978           10
                                                                    -------      -------
  Fully diluted shares                                               78,123       74,071
                                                                    =======      =======

  Fully diluted earnings (loss) per share                           $  0.27      $  0.06
                                                                    =======      =======
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